Exhibit 10.36
REAL ESTATE PURCHASE AGREEMENT
     THIS REAL ESTATE PURCHASE AGREEMENT (“Agreement”) is executed as of the 19th day of December, 2005 (the “Execution Date”), by DUKE REALTY Ohio, an Indiana general partnership (“Seller”), and BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (“Buyer”).
WITNESSETH:
     1. Basic Terms. The following constitute the “Basic Terms” of this Agreement.
     A. Real Estate: The real estate and other property located in the Village of Groveport, Franklin County, Ohio, consisting of approximately 22.6 acres and more particularly described in the legal description attached hereto as Exhibit A (the “Land”), together with (i) all right, title and interest of Seller in any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof, and (ii) all improvements situated thereon, and (iii) all accessions, rights, privileges, appurtenances and all the estate and rights of Seller in and to the foregoing or otherwise appertaining to any of the property described in this paragraph (hereinafter collectively referred to as the “Real Estate”).
     B. Purchase Price: $2,216,000.
     C. Earnest Money: $140,000.
     D. Closing Date: December 28, 2005; provided, however, in the event that the Environmental Report is no delivered to Buyer by December 22, 2005, then the Closing Date shall be extended by one (1) day for each day after December 22, 2005 that the Environmental Report is actually delivered to Buyer hereunder.
     E. Brokers: Duke Realty Services Limited Partnership for Seller and none for Buyer.
     F. Addresses for Notice:

Seller:	Duke Realty Ohio
Attn: Art Makris
5600 Blazer Parkway, Suite 100
Dublin, Ohio 43017
Fax No.: (614) 932-6290

Copy to:	Duke Realty Corporation
Attn: Jodie L. Edminster
600 East 96th Street, Suite 100
Indianapolis, IN 46240
Fax No.: (317) 808-6790

Buyer:	Build-A-Bear Workshop, Inc.
Attn: Dennis Sheldon
1954 Innerbelt Business Center Drive
St. Louis, MO 63114
Fax No.: (314) 423-8188

Copy to:	Victor H. Lewitt, Esq.
Blumenfeld, Kaplan & Sandweiss, P.C.
168 N. Meramec Avenue, Suite 400
St. Louis, MO 63105
Fax No.: (314) 863-9388

     2. Purchase and Sale. Seller agrees to sell, and Buyer agrees to purchase, the Real Estate for the price and subject to the Basic Terms and all the provisions hereinafter set forth.
     3. Payment of Purchase Price. The Purchase Price shall be paid to Seller as follows:
     (a) Upon execution of this Agreement by both Buyer and Seller, Buyer shall deposit the Earnest Money with the Title Company (as defined in Paragraph 6 below). Such Earnest Money shall be held, applied, returned or retained in accordance with the terms of this Agreement.
     (b) The remainder of the Purchase Price, plus or minus any prorations and adjustments made pursuant to this Agreement, shall be paid by Buyer by wire transfer or other immediately available funds at the Closing.
     4. Escrow Terms. Upon receipt of the Earnest Money from Buyer, Title Company shall invest the Earnest Money in an interest bearing, federally insured account with a national bank or federal savings bank. All interest on the Earnest Money shall be applied to the Purchase Price, or if the Closing does not occur due to no default of Seller, remitted to Seller no later than December 30. 2005, as liquidated damages and in consideration of that certain indemnification agreement by and between Duke Construction Limited Partnership and Build-A-Bear Retail Management, Inc., dated December 1, 2005..
     5. Inspection Period. At any time after the Execution Date, Buyer and its agents shall have the right to enter upon the Real Estate and make all engineering, environmental and other tests and inspections deemed necessary by Buyer to satisfy Buyer as to the condition or suitability of the Real Estate. All such tests shall be at Buyer’s cost and expense. Buyer agrees to immediately repair any and all damage to the Real Estate arising or resulting from such inspection by Buyer or its agents, and Buyer shall defend, indemnify and hold Seller harmless from all claims arising or resulting from such inspection or from the entry of Buyer or its agents onto the Real Estate for any purpose. The provisions of this Paragraph 5 shall survive Closing or the termination of this Agreement.
     This Agreement and the obligations of Buyer hereunder are specifically made contingent upon the following contingency for the benefit of Buyer:
     (a) Receipt by Buyer, by December 22, 2005, from engineers and professional environmental consultants of its choice, of reports, analyses, and/or written certifications (the “Environmental Report”) satisfactory to Buyer in its sole discretion that no Hazardous Materials (as hereinafter defined) exist on or under the Real Estate, and the Real Estate is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or the environmental conditions on or under the Real Estate , including, without limitation, soil and groundwater conditions. “Hazardous Materials” shall mean (i) substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid or other fluids containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; and (iii) any other chemical, material or substance, including, without limitation, petroleum products, by-products and waste, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Real Estate, or to the soil or groundwater, including without limitation, any such substances governed by applicable Ohio law. The above contingency set forth in this Section 5 is for the benefit of Buyer and may be waived by Buyer in whole or in part.
     Should the contingency set forth in this Section 5 not be satisfied or waived (as evidenced by Buyer’s failure to timely terminate the Agreement by written notice to Seller within one day following actual receipt of the Environmental Report) by Buyer within one day following actual receipt of the Environmental Report, , then Buyer shall notify Seller of the non-satisfaction of the above contingency, by written notice, at which time this Agreement will become null and void (except for those provisions which specifically survive the termination hereof). Should Buyer fail to notify Seller of such non-satisfaction or waiver, then the contingency in this Section 5 shall be deemed satisfied.
     6. Title Report and Permitted Exceptions.
     A. Seller, at its expense, has, prior to the Execution Date, delivered to Buyer from Stewart Title Agency of Columbus (“Title Company”) a binder for an owner’s policy of title insurance on the Real Estate (the “Title Commitment”) and copies of all recorded documents reflected as exceptions thereon. All exceptions listed on the Title Commitment shall be deemed “Permitted Exceptions” (except for those conditions the Title Company will agree to eliminate upon receipt of an affidavit from Seller, sufficient to delete the standard exceptions, or upon receipt of a survey, and except for any mortgages, deeds of trust or other liens or encumbrances on the Real Estate, all of which are to be released prior to Closing). Seller agrees to pay all Title Company charges for or in connection with the Title Commitment.
     B. Buyer’s obligation to close under this Agreement is contingent upon the Title Company issuing to Buyer at Closing an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price and containing no exceptions other than the Permitted Exceptions and current taxes and assessments not yet due and payable. All mortgages, deeds of trust or other liens or encumbrances on the Real Estate shall be released prior to Closing and shall not appear as exceptions to the Title Policy. The standard, preprinted exceptions shall be deleted from the Title Policy. If Buyer is unable to obtain a marked up and signed Title Commitment representing the Title Policy on the Closing Date, Buyer may terminate this Agreement, and the parties shall be released from all further obligations hereunder, except those which specifically survive the termination hereof. Notwithstanding anything to the contrary contained herein, Seller shall, at Closing, pay all premiums and charges, but not endorsement charges, for or in connection with the Title Policy.
     7. Survey. Seller has delivered to Buyer a staked boundary survey of the Real Estate (the “Survey”) prepared by a registered land surveyor selected by Seller. Buyer, at its expense, may update the Survey at its option (the “Updated Survey”). The Updated Survey shall (a) be completed in accordance with the minimum standard detail requirements for an ALTA/ACSM survey and be certified to Seller, Buyer, Buyer’s lender and the Title Company by such surveyor; (b) have one perimeter description of the Real Estate; (c) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Real Estate; and (d) show the acreage of the Real Estate.
     8. Cooperation of Seller. Seller shall assist Buyer and its representatives, whenever reasonably requested by Buyer, in obtaining information about the Real Estate, provided that Buyer shall reimburse Seller for any expenses incurred by Seller in connection therewith.
     9. Taxes and Assessments. Buyer will assume and agree to pay (i) so much of the real estate taxes and assessments assessed against the Real Estate which first become due and payable during the calendar year in which such closing occurs as shall be allocable to Buyer for the period on and after the Closing, and Seller shall pay the balance of such taxes for such calendar year, using, for Closing purposes, the tax rate and valuation assessment existing at the Closing Date if the applicable tax rate or assessment has not then been determined, and all real estate taxes and assessments first becoming due and payable after the year during which closing occurs. Seller shall pay all real estate taxes not assumed by Buyer. Any taxes and assessments not assumed by Buyer and not paid by Seller at or prior to Closing shall be allowed to Buyer as a credit against the cash payment required on Closing, and Seller shall not be further liable for such taxes or assessments. Seller shall pay any and all transfer taxes imposed by the county, state or municipality in which the Real Estate is located.
     10. Representations, Warranties and Covenants by Seller. In order to induce Buyer to purchase the Real Estate, Seller makes the following representations and warranties, which representations and warranties shall survive the Closing for a period of one year hereunder and shall inure to the benefit of Buyer, its successors and permitted assigns, and shall be considered made as of the date hereof and as of the Closing Date:

     A. Seller owns good and marketable fee title to the Real Estate and has all requisite power and authority to execute this Agreement and the closing documents described herein.
     B. Seller has no actual knowledge of any action, litigation or condemnation proceeding pending in any court or before any governmental agency by any person affecting the Real Estate. If Seller receives actual knowledge of any such proceedings between the date of this Agreement and the Closing Date, Seller shall give Buyer written notice thereof, and thereupon Buyer shall have the right, if there is a materially adverse impact on Buyer’s intended use or development of the Real Estate as a result thereof, to terminate this Agreement.
     C. To the best of Seller’s knowledge, all utility charges for the Real Estate payable by Seller have been paid, and no utility is making any claims for any due or past due statements. To the best of Seller’s knowledge, utilities are or will be available to the Real Estate prior to development of the Real Estate, and the Real Estate is zoned properly for Buyer’s intended development pursuant to the construction contract (“Construction Contract”) to be signed by the parties or their affiliates of even date herewith.
     D. To the best of Seller’s knowledge, the conveyance of the Real Estate pursuant hereto will not violate any applicable statute, ordinance, governmental restriction or regulation or any private restriction or agreement.
     E. To the best of Seller’s knowledge, there are no violations of any federal, state, local or other governmental building, zoning, health, safety, platting, subdivision, environmental, or other law, ordinance, regulation, or private restriction affecting the Real Estate.
     If Seller receives any such notice of violation between the date of this Agreement and the Closing Date, Seller shall give Buyer written notice thereof, and thereupon Buyer shall have the right, if there is a materially adverse impact on Buyer’s intended use or development of the Real Estate as a result thereof, to terminate this Agreement.
     F. No notice of any special assessments against the Real Estate has been received by Seller.
     G. There are no parties in possession of any portion of the Real Estate as lessees, tenants at sufferance or trespassers.
     H. Other than this Agreement, there are no sale contracts, options to purchase, leases, rights of first refusal or other agreements of sale or lease for or affecting the Real Estate.
     Buyer may elect to close the transaction described in this Agreement with knowledge of a breach by Seller of one or more of the foregoing representations and warranties without such election constituting a waiver or release by Buyer of any claims due to such breach.
     Buyer acknowledges that it has had or will have the opportunity to examine the Real Estate. Seller (or any of its agents or representative) has not made and does not make, and is unwilling to make under this Agreement, any representations as to the physical condition, use or any other matter or thing affecting or related to the Real Estate, except as may be expressly set forth herein. Buyer acknowledges that no such representations have been made, and Buyer agrees to take the Real Estate “AS IS”.
     11. Damage, Destruction and Eminent Domain. Risk of loss to the Real Estate shall remain in Seller until the Closing Date.
     A. If, prior to the Closing Date, the Real Estate or any substantial part thereof is damaged or destroyed by fire, the elements, or by any other cause of whatever nature, Buyer shall have the option to either: (i) terminate this Agreement by written notice delivered to Seller within thirty (30) days after the date Buyer receives written notice from Seller notifying Buyer of such damage; or (ii) proceed to close the transaction contemplated hereunder despite said destruction or damage to the Real Estate, in which event Seller shall, at Buyer’s election, either (x) repair such damage or destruction prior to the Closing, at Seller’s sole expense, or (y) reimburse Buyer for the cost of repairing the same by allowing Buyer to deduct such cost from the Purchase Price payable to Seller at the Closing, or (z) assign to Buyer Seller’s right to make claim under and receive the proceeds from all policies insuring Seller against any such loss or damage.
     B. If, prior to Closing, the Real Estate or any material part thereof shall be taken by eminent domain, Buyer may, at its option, by written notice to Seller, terminate this Agreement.. If, despite said material taking, Buyer elects to proceed to close the transaction contemplated hereunder or if there is less than a material taking, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding.
     12. Closing. The closing of the purchase and sale of the Real Estate (the “Closing”) shall occur at the office of the Title Company or another location selected by both Seller and Buyer on the Closing Date, unless Buyer and Seller shall agree upon a different date for the Closing.
     13. Closing Documents. At the Closing, Seller shall execute and deliver to Buyer (a) a limited warranty deed conveying fee simple title to the Real Estate, reserving an easement for signage and landscaping as described in Exhibit B attached hereto, and subject to the Permitted Exceptions, to Buyer as required under this Agreement; (b) a vendor’s affidavit in a form satisfactory to enable the Title Company to delete the standard printed exceptions from the title policy; (c) a Certification of Nonforeign Status pursuant to Section 1445(b)(2) of the Internal Revenue Code; (d) a Transfer Tax Statement or return, if applicable; (e) a closing statement; (f) an easement (satisfactory in form to both Buyer and Seller) over Seller’s land described in Exhibit B, attached hereto and made a part hereof, for the purpose of installation, use, maintenance, replacement and repair of sanitary sewer lines; and (g) such other instruments, certificates or affidavits as may be provided herein or as Buyer or Title Company may reasonably request to effect the intention of the parties hereunder. Buyer shall pay all recording fees. Any escrow or closing fees charged by the Title Company shall be divided equally between Buyer and Seller. Seller shall pay the cost of releasing fees or other costs related to Seller’s obligations.
     14. Possession. Possession of the Real Estate shall be delivered to Buyer on the Closing Date in the same condition as it is now, free and clear of the claims of any other party except as permitted hereunder.
     15. Rights and Obligations. The rights and obligations of Seller and Buyer herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, successors and assigns.
     16. Notices. All notices required or permitted to be given hereunder shall be in writing and delivered either via telefax, in person or by certified or registered first-class prepaid mail, return receipt requested, to Seller or Buyer at their respective addresses set forth in the Basic Terms, or at such other address, notice of which may have been given to the other party in accordance with this Paragraph 16. Any notice given in accordance with this paragraph shall be deemed to have been duly given or delivered on the date the same is personally delivered to the recipient or received or refused by the recipient as evidenced by the return receipt.
     17. Assignment. Buyer shall not be entitled to assign this Agreement or its rights hereunder without Seller’s prior written consent, which consent, with respect to an assignment to an affiliate of Seller, shall not be unreasonably withheld or delayed. In the event of any permitted assignment hereunder, Buyer shall remain liable for the performance and observance of any terms, covenants and conditions of this Agreement which are the responsibility of the Buyer.
     18. Complete Agreement. This Agreement represents the entire agreement between Seller and Buyer covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Agreement except by a written agreement executed by Seller and Buyer.
     19. Authorized Signatories. The persons executing this Agreement for and on behalf of Buyer and Seller each represent that they have the requisite authority to bind the entities on whose behalf they are signing.
     20. Partial Invalidity. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
     21. Use of Brokers. Each party represents and warrants to the other that it has dealt with no broker, finder or other person with respect to this Agreement or the transactions contemplated hereby, except for the Broker(s) identified in the Basic Terms. Seller shall pay a commission or fee to such Broker(s), provided this transaction closes, pursuant to separate agreement. Seller and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, expense or claim incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party other than to such Broker(s). Such indemnity obligation shall be deemed to include the payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.
     22. Attorneys’ Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the nonprevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.
     23. Governing Law; Construction.
     (a) This Agreement shall be interpreted and enforced according to the laws of the state in which the Real Estate is located.
     (b) All headings and sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.
     (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
     (d) The provisions of this Agreement are intended to be for the sole benefit of the parties hereto and their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.
     (e) Time is of the essence with respect to the duties and obligations of the parties hereunder.
     24. Like-Kind Exchange. Seller shall have the right to identify other real estate of like kind which it desires to acquire in exchange for the Real Estate (the “Replacement Real Estate”) in a transaction that Seller intends to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code. Buyer shall reasonably cooperate, at Seller’s cost, with Seller in order that Seller may structure all or part of its sale of the Real Estate as such tax-free exchange, provided that (i) the Closing Date hereunder is not delayed, and (ii) Seller shall indemnify and hold Buyer harmless from and against any and all liabilities, losses, damages, claims, costs, and expenses (including without limitation attorneys’ fees and costs) incurred by Buyer as a result of or in connection with its cooperation. If at the time of Closing of Buyer’s purchase of the Real Estate hereunder, Seller has not identified or is not ready to acquire the Replacement Real Estate, Seller shall have the right to assign all of its right, title and interest in and to this Agreement to a qualified intermediary.
     25. Contingencies. This Agreement is contingent upon the satisfaction of the following matters:
     Buyer entering into the Construction Contract with Seller’s affiliate, Duke Construction Limited Partnership (“DCLP”), on or before the Closing Date pursuant to which DCLP will construct an industrial building upon the Real Estate, such contract to be in the form of Exhibit C attached hereto and incorporated by reference herein.
     Should the contingency set forth in this Section 25 not be satisfied or waived within the time allowed above, then this Agreement will become null and void (except for the provisions herein which expressly survive this Agreement).
     26. Default.
     A. If Seller defaults in its obligations hereunder, Buyer may, by notice to Seller, terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer, or Buyer may exercise any and all remedies available at law or in equity.
     B. If Buyer defaults in the performance of any of its obligations hereunder, Seller shall be entitled to terminate this Agreement, and may exercise any and all remedies available at law or in equity.
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

“BUYER”

BUILD-A-BEAR WORKSHOP, INC.,

By:	/s/ Maxine Clark

Printed:	Maxine Clark

Title:	CEO

“SELLER:

DUKE REALTY OHIO
an Indiana general partnership

By:	Duke Realty Limited Partnership
its Managing Partner

By:	Duke Realty Corporation
its general partner

By:	/s/ James T. Clark
James T. Clark
Senior Vice President
Columbus

STATE OF	Missouri	)

		)	SS:
COUNTY OF	St. Louis	)

     Before me, a Notary Public in and for said County and State, personally appeared Maxine Clark, by me known to be the CEO of Build-A-Bear Workshop, Inc., a Delaware corporation, who acknowledged execution of the foregoing “Agreement” on behalf of said corporation.
     WITNESS my hand and Notarial Seal this 20 day of December, 2005.

/s/ Donnene F. Smith Notary Public

Donnene F. Smith (Printed Signature)

My Commission Expires:	8/4/2008

My County of Residence:	St. Louis

STATE OF OHIO		)
		)	SS:
COUNTY OF	Franklin	)

     Before me, a Notary Public in and for said County and State, personally appeared James T. Clark, by me known to be the Senior Vice President, Columbus of Duke Realty Corporation, an Indiana corporation, the general partner of Duke Realty Limited Partnership, an Indiana limited partnership, the Managing Partner of Duke Realty Ohio, an Indiana general partnership, who acknowledged execution of the foregoing “Real Estate Purchase Agreement” on behalf of said general partnership.
     WITNESS my hand and Notarial Seal this 20 day of December, 2005.

/s/ Aimee D’Amore Notary Public

Aimee D’Amore (Printed Signature)

My Commission Expires:	10-20-2009

My County of Residence:	Franklin

EXHIBIT A
LEGAL DESCRIPTION OF REAL ESTATE
DESCRIPTION OF A 22.599 ACRE TRACT OF LAND
Situated in the State of Ohio, County of Franklin, Village of Groveport, located in Section 29, Township 11, Range 21, Congress Lands and being all of that 22.599 acre tract as conveyed to Duke Realty Ohio by deed of record in Instrument Number 200401160012598, said 22.599 acres being more particularly bounded and described as follows:
Beginning at an iron pin set in the westerly right-of-way line of Green Pointe Drive South, as shown of record in Plat Book 89, Pages 50 and 51, being the southeasterly corner of lot 8 of that subdivision entitled “Green Pointe Business Park” of record in Plat Book 85, Pages 100 and 101, as conveyed to Meritex Green Pointe, LLC by deed of record in Instrument Number 200501100006000, and being in the half-section line of said Section 29;
Thence S 03° 45’ 45” W, with the westerly right-of-way line of said Green Pointe Drive South, a distance of 101.38 feet to an iron pin set at a point of curvature of a curve to the right;
Thence Southwesterly, continuing with the westerly right-of-way line of said Green Pointe Drive South, with the arc of said curve (Delta = 28° 30’ 52”, Radius = 1600.00 feet, Arc Length = 796.27 Feet) a chord bearing and distance of S 18° 01’ 11” W, 788.08 feet to an iron pin set at the northeasterly corner of that 8.299 acre tract as conveyed to Duke Realty Ohio by deed of record in Instrument Number 200401160012598;
Thence N 86° 14’ 40” W, with the northerly line of said 8.299 acre tract, and with a northerly line of that 4.846 acre tract as conveyed to GPS Consumer Direct Inc. by deed of record in Instrument Number 200011020222617, a distance of 1000.35 feet to a ¾” iron pin found at a corner thereof;
Thence N 03° 53’ 42” E, with an easterly line of said 4.846 acre tract, a distance of 865.38 feet to an iron pin set in the southerly line of that 0.57 acre tract as conveyed to Melvin L. Eberwein Jr. by deed of record in Instrument Number 200505250100720, being in the half-section line of said Section 29;
Thence S 86° 12’ 57” E, with the southerly line of said 0.57 acre tract, and with the southerly line of that 37.68 acre tract as conveyed to Quentin F. Schlaegel by deed of record in Deed Book 3440, Page 143, being the said half-section line, a distance of 423.80 feet to an iron pin set at the southwesterly corner of said lot 8, being the southeasterly corner of said 37.68 acre tract, and being the center of said Section 29;
Thence S 86° 14’ 40” E, with the southerly line of said lot 8, being the half-section line of said Section 29, a distance of 768.63 feet to the True Point of Beginning, and containing 22.599 acres of land, more or less, as calculated by the above courses. Subject, however, to all legal highways, easements, and restrictions of record. The above description was prepared by Clark E. White, P.S. #7868 on December 14, 2005.
All iron pins set are ¾” diameter, 30” long with plastic cap inscribed “Advanced 7661”.
All references used in this description can be found at the Franklin County Recorder’s Office, Franklin County, Ohio. The Basis of Bearings used in this description was transferred from a GPS survey of Franklin County Monuments “26-693” and “HAMILTON” published by the Franklin County Engineer’s Office, and is based upon the NAD83 Ohio State Plane Coordinate System, South Zone, 1986 adjustment, and determines the bearing between said monuments as N 06° 55’ 29” W.
ADVANCED CIVIL DESIGN, INC.
Clark E. White. Ohio P.S. #7868                Date: